EXHIBIT 99.1
GEOGLOBAL UPDATE ON MYRA AND SARA EXPLORATION LICENSES

Calgary, Alberta, Canada, December 8, 2011 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE Amex: GGR) today announced that it did not receive the required instructions or payment from Adira Energy Ltd. on or before December 5, 2011 that would have permitted the Company to exercise an option to purchase a 5% interest in the Israeli licenses known as 347 Myra and 348 Sara, to be held for the benefit of Adira.  As a result, the option expired unexercised.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc. www.geoglobal.com	KM Investor Relations Ltd. www.km-ir.co.il
Paul B. Miller, President and CEO Carla Boland, Investor Relations and Corporate Affairs	Moran Meir-Beres
Phone: +1 403 777-9250 Email: info@geoglobal.com	Phone: +011 972-3-5167620 E-mail: moran@km-ir.co.il

The Equicom Group	BPC Financial Marketing
Dave Feick, Managing Director, Western Canada	John Baldissera
Phone: +1 403 218-2839 Email: dfeick@equicomgroup.com	Phone : +1 800-368-1217